Exhibit 5.1

[Sullivan & Cromwell LLP Letterhead]

November 14, 2017

CNH Industrial N.V.,

25 St. James’s Street,

London, SW1A 1HA,

United Kingdom.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Securities Act”) of $500,000,000 aggregate principal amount of 3.850% Notes due 2027 (the “Securities”) of CNH Industrial N.V., a public limited liability company organized and existing under the laws of the Kingdom of the Netherlands (the “Company”), we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that the Securities constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. For the purposes of our opinion, we have assumed that:

(i) the Company has been validly incorporated and is existing as a public limited liability company (naamloze vennootschap) under Dutch law;

(ii) the Company has the necessary corporate power to enter into and perform its obligations under the Indenture, dated as of August 18, 2016 (the “Indenture”), by and between the Company and U.S. Bank National Association, as the Trustee, and to issue and perform its obligations under the Securities;

CNH Industrial N.V.	-2-

(iii) the execution by or on behalf of the Company of the Indenture and the performance by the Company of its obligations thereunder and under the Securities (x) have been authorized by all corporate action required to be taken by the Company under Dutch law and the Company’s Articles of Association and (y) do not conflict with the Company’s Articles of Association;

(iv) the Indenture and the Securities have been validly executed on behalf of the Company in accordance with Dutch law; and

(v) under Dutch law, the choice of the laws of the State of New York as the governing law of the Indenture and the Securities will be recognized as a valid choice of law and accordingly the validity, binding effect and the enforceability against the Company of the contractual obligations contained therein are governed by the laws of the State of New York.

With respect to all matters of Dutch law, we note that you have received an opinion, dated November 14, 2017, of Freshfields Bruckhaus Deringer LLP, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Freshfields Bruckhaus Deringer LLP.

Also, we have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, that the Securities conform to the specimen thereof examined by us, that the Trustee’s certificates of authentication of the Securities have been manually signed by one of the Trustee’s authorized officers and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

CNH Industrial N.V.	-3-

We hereby consent to the filing of this opinion as an exhibit to a Report on Form 6-K to be incorporated by reference into the Registration Statement relating to the Securities and to the reference to us under the heading “Validity of the Notes” in the Prospectus Supplement dated November 9, 2017 relating to the Securities. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP